Exhibit 99.1

VIVUS Adopts Stockholder Rights Plan

CAMPBELL, Calif., December 31, 2019 — VIVUS, Inc. (Nasdaq: VVUS) (the “Company”), a biopharmaceutical company, today announced that on December 30, 2019 its board of directors adopted a new stockholder rights plan to replace the Company’s stockholder rights plan that expired in accordance with its terms on November 9, 2019.

Under the new rights plan, the terms of which are substantially similar to the terms of the Company’s prior rights plan, VIVUS will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on January 13, 2020.

The new rights plan is designed to protect stockholder value by mitigating the likelihood of an “ownership change” that would result in significant limitations on the Company’s ability to use its net operating losses or other tax attributes to offset future income. The new rights plan is similar to rights plans adopted by other public companies with significant net operating loss carryforwards. The new rights plan provides, subject to certain exceptions that if any person or group acquires 4.9% or more of the Company’s outstanding common stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. Existing stockholders who hold 4.9% or more of the Company’s outstanding common stock as of the date of the new rights plan will trigger a dilutive event only if they acquire an additional 1% of the outstanding shares of VIVUS common stock.

“The stockholder rights plan protects the interests of all stockholders from the possibility of losing potential substantial value through limitations on the Company’s ability to utilize its net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986, as amended,” said VIVUS Chief Executive Officer, John Amos. “The rights plan is not intended for defensive or antitakeover purposes, but to preserve stockholder value, and our Board of Directors believes it is in the best interests of VIVUS’ stockholders.”

The new rights plan will continue in effect until December 30, 2022, unless earlier terminated or the rights are earlier exchanged or redeemed by the Board of Directors. The Company expects to submit the new rights plan to a vote at the Company’s 2020 annual meeting of stockholders. If stockholders do not approve the plan at the 2020 annual meeting, it will expire at the close of business on the following day.

Additional information with respect to the new stockholder rights plan will be contained in the Current Report on Form 8-K that the Company is filing with the Securities and Exchange Commission. A copy of the Form 8-K can be obtained at the SEC’s Internet website at www.sec.gov.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs. For more information about VIVUS, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to address our outstanding balance of the convertible notes due in May 2020; risk and uncertainties related to the timing, strategy, structure and success of our capital raising efforts; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to the impact of the indicated uses and contraindications contained in the Qsymia label and the Risk Evaluation and Mitigation Strategy requirements; risks and uncertainties related to the design and outcome of any clinical study required by the U.S. Food and Drug Administration to expand the Qsymia label for a binge eating indication; risks and uncertainties related to our, or our current or potential partners’, ability to successfully commercialize Qsymia; risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program; risks associated with the preservation of our net operating losses; risks associated with the difficulty of determining all of the facts relevant to Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”); risks associated with soliciting and obtaining stockholder approval of the rights plan at the Company’s 2020 annual meeting of stockholders; risks associated with the unreported buying and selling activity with respect to our common stock; risks associated with unanticipated interpretations of the Code and related regulations; the risk that the approval of the rights plan does not prevent one or more stockholders of the Company from, notwithstanding the dilution to such stockholder’s interests under the plan, engaging in buying and selling activity that may have an adverse impact on the Company’s tax attributes; risks associated with the ability of the rights plan to preserve the value of our net operating losses; risks associated with the enforceability of the rights plan under Delaware law or other applicable law; the risk that the rights plan may discourage third-party offers to acquire the Company, or an interest therein; and the risk that the rights plan may have an adverse effect on the value of our common stock. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

Contact:

VIVUS, Inc.	Lazar FINN Partners
Mark Oki	David Carey
Chief Financial Officer	Senior Partner
oki@vivus.com	david.carey@finnpartners.com
650-934-5200	212-687-1768